Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-222442) of Franklin Street Properties Corp., and
(2)	Registration Statement (Form S-8 No. 333-91680) pertaining to the 2002 Stock Incentive Plan of Franklin Street Properties Corp.;

of our reports dated February 13, 2018, with respect to the consolidated financial statements and schedules of Franklin Street Properties Corp. and the effectiveness of internal control over financial reporting of Franklin Street Properties Corp., included in this Annual Report (Form 10-K) of Franklin Street Properties Corp. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 13, 2018